As filed with the Securities and Exchange Commission on September 17, 2010

Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WARREN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Maryland	11-3024080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas

34th Floor

New York, NY 10036

(Address of Principal Executive Offices including Zip Code)

WARREN RESOURCES, INC. 2010 STOCK INCENTIVE PLAN

(Full Title of the Plans)

David E. Fleming, Esq.

Senior Vice President, General Counsel and Secretary

1114 Avenue of the Americas

34th Floor

New York, NY 10036

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (212) 697-9660

Copies to:

Alan L. Talesnick, Esq.

Patton Boggs LLP

1801 California Street

Suite 4900

Denver, CO 80202

(303) 830-1776

Indicate by check whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	6,950,000(3)	$3.34	$23,213,000	$1,655.09

(1)	This Registration Statement covers 6,950,000 shares of common stock that may be issued from time to time by the Registrant pursuant to its 2010 Stock Incentive Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock that may be issued or become issuable under the Warren Resources, Inc. 2010 Stock Incentive Plan as a result of a stock split, stock dividend, reorganization or similar transaction while this Registration Statement is in effect.
(2)	Pursuant to Rule 457(c) and (h)(1), and set forth solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based on the average of the high and low sale prices of the Registrant’s common stock on September 15, 2010 of $3.34, as quoted on the Nasdaq Global Market System.
(3)	Represents shares of common stock available for future grants under the Registrant’s 2010 Stock Incentive Plan.

PART I		1
	Item 1. Plan Information	1
	Item 2. Registrant Information and Employee Plan Annual Information	1
PART II		1
	Item 3. Incorporation of Documents by Reference	1
	Item 4. Description of Securities	2
	Item 5. Interests of Named Experts and Counsel	2
	Item 6. Indemnification of Directors and Officers	2
	Item 7. Exemption from Registration Claimed	4
	Item 8. Exhibits	4
	Item 9. Undertakings	4
SIGNATURES		6
INDEX TO EXHIBITS		8
EX. 3.1
EX. 3.2
EX. 3.3
EX. 3.4
EX. 3.5
EX. 3.6
EX. 4.1
EX. 4.7
EX. 5.1
EX. 10.1
EX. 10.2
EX. 10.3
EX. 10.4
EX. 10.5
EX. 10.6
EX. 10.7
EX. 10.8
EX. 23.1
EX. 23.2
EX. 23.3
EX. 24.1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*NOTE: This Registration Statement on Form S-8 (the “Registration Statement”) registers shares of our common stock underlying options and other awards that may be issued to certain of our employees, directors and consultants under our 2010 Stock Incentive Plan (“2010 Plan”). The documents containing the information required by Part I of this Registration Statement will be sent or given to our employees, officers and directors, as specified by Rule 428(b)(1) under the Securities Act. Those documents do not need to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information.

* See NOTE above.

Item 2.	Registrant Information and Employee Plan Annual Information.

* See NOTE above.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” into this Registration Statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information filed with the SEC after the date of this Registration Statement will update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) until all of the Common Stock covered by this Registration Statement is issued or a post-effective amendment to this Registration Statement is filed that deregisters all Common Stock then remaining unissued.

The following documents filed with the SEC are incorporated by reference in this Registration Statement:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 3, 2010 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

The portions of our definitive Proxy Statement on Schedule 14A filed on April 8, 2010 for the Company’s Annual Meeting of Stockholders held on May 19, 2010 that have been incorporated by reference into our Annual Report on Form 10-K;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 5, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 4, 2010;

•	Our Current Report on Form 8-K filed on March 9, 2010;

•	Our Current Report on Form 8-K filed on May 21, 2010;

•	Our Current Report on Form 8-K filed on August 31, 2010; and

•

The description of our common stock contained in our registration statement on Form 10 (File No. 000-33275) filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 26, 2001, as amended.

You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

Warren Resources, Inc.

1114 Avenue of the Americas

34th Floor,

New York, NY 10036

Attention: Corporate Secretary

Phone: (212) 697-9660

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel

The validity of the shares of common stock covered by this Registration Statement has been passed upon for us by Patton Boggs LLP. Attorneys employed by that law firm beneficially own an aggregate of approximately 125,600 shares of our common stock.

Item 6.	Indemnification of Directors and Officers

The Maryland General Corporation Law allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•

by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•	by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. Unless limited by its articles of incorporation, a Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our articles of incorporation provide that we shall indemnify each director or officer:

•

to the fullest extent permitted by the Maryland General Corporation Law, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan; and

•

to the fullest extent permitted by the common law and by any statutory provision other than the Maryland General Corporation Law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Additionally, our articles of incorporation provide that we may indemnify any of our employees or agents to the fullest extent permitted by the Maryland General Corporation Law, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time our employee or agent, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

•

to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•

to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

We have entered into an indemnification agreement with each of our directors and officers against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. These indemnification agreements are intended to be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law. In addition, we have purchased and maintain directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

All exhibits are set forth in Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, New York, on September 17, 2010.

WARREN RESOURCES, INC.

By:	/s/ NORMAN F. SWANTON
Norman F. Swanton Chief Executive Officer, President and Chairman

Each person whose signature appears below as a signatory to this registration statement constitutes and appoints Norman F. Swanton and Timothy A. Larkin, or either one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including without limitations post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.

Signatures	Title	Date

/s/ NORMAN F. SWANTON Norman F. Swanton	President, Chairman of the Board and Chief Executive Officer (principal executive officer)	September 17, 2010

/s/ TIMOTHY A. LARKIN Timothy A. Larkin	Executive Vice President and Chief Financial Officer (principal financial officer and principal officer and accounting officer)	September 17, 2010

/s/ DOMINICK D’ALLEVA Dominick D’Alleva	Director	September 17, 2010

/s/ CHET BORGIDA Chet Borgida	Director	September 17, 2010

/s/ ANTHONY L. COELHO Anthony L. Coelho	Director	September 17, 2010

/s/ LEONARD A. DECECCHIS Leonard A. DeCecchis	Director	September 17, 2010

/s/ JAMES MCCONNELL James McConnell	Director	September 17, 2010

/s/ THOMAS G. NOONAN Thomas G. Noonan	Director	September 17, 2010

/s/ ESPY PRICE Espy Price	Director	September 17, 2010

/s/ MICHAEL R. QUINLAN Michael R. Quinlan	Director	September 17, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Registrant filed May 20, 2004 (Maryland) (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Commission File No. 000-33275, filed on March 17, 2005).

3.2	Bylaws of the Registrant, dated June 2, 2004 (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 000-33275, filed on August 13, 2003).

3.3	Articles Supplementary (Series A 8% Cumulative Convertible Preferred Stock ($.0001 Par Value) (Maryland) (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 000-33275, filed on August 13, 2003).

3.4	Certificate of Correction to Articles Supplementary (Series A 8% Cumulative Convertible Preferred Stock) (Maryland) (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 000-33275, filed on August 13, 2003).

3.5	Articles Supplementary (Series A Institutional 8% Cumulative Convertible Preferred Stock ($.0001 Par Value) (Maryland) (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 000-33275, filed on August 13, 2003).

3.6	Certificate of Correction to Articles Supplementary (Series A Institutional 8% Cumulative Convertible Preferred Stock) (Maryland) (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 000-33275, filed on August 13, 2003).

4.1	Specimen Stock Certificate for Common Stock (Maryland) (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Commission File No. 000-33275, filed on March 17, 2005).

4.7	Rights Agreement, dated as of August 29, 2008 (Incorporated by reference to the Company’s Form 8-A filed on September 5, 2008, Commission File No. 001-34169).

5.1*	Opinion and Consent of Patton Boggs LLP

10.1	2000 Equity Incentive Plan for Warren E&P Subsidiary (Incorporated by reference to the Company’s Registration Statement on Form 10, Commission File No. 000-33275, filed on October 26, 2001).

10.2	Amendment to 2000 Stock Incentive Plan for Warren E&P Subsidiary (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 10-K filed on March 3, 2010) (Incorporated by reference to the Company’s Registration Statement on Form 10, Commission File No. 000-33275, filed on October 26, 2001).

10.3	2001 Stock Incentive Plan (Incorporated by reference to the Company’s Registration Statement on Form 10, Commission File No. 000-33275, filed on October 26, 2001).

10.4	2001 Key Employee Stock Incentive Plan (Incorporated by reference to the Company’s Registration Statement on Form 10, Commission File No. 000-33275, filed on October 26, 2001).

10.5	2010 Stock Incentive Plan (incorporated by reference to Exhibit A to Schedule 14A, filed with the SEC on April 8, 2010).

10.6	Amended and Restated Credit Agreement dated as of November 19, 2007 among Warren Resources, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Administrative Agent, as a Lender and as Sole Bookrunner and Sole Lead Arranger, and the additional Lenders party thereto (Incorporated by reference to the Company’s Current Report on Form 8-K, Commission File No. 000-33275, filed November 20, 2007).

10.7	Form of Change in Control Agreement, dated as of May 9, 2009, between Warren Resources, Inc. and certain employees of Warren Resources, Inc. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, Commission File No. 000-33275, filed August 5, 2009).

10.8	First Amendment to Amended and Restated Credit Agreement dated as of May 12, 2009 among Warren Resources, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Administrative Agent, as a Lender and as Sole Bookrunner and Sole Lead Arranger, and the additional Lenders party thereto (Incorporated by reference to the Company’s Current Report on Form 8-K, Commission File No. 000-33275, filed May 15, 2009).

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Williamson Petroleum Consultants, Inc., Independent Petroleum Engineer

23.3*	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages of this Registration Statement) and incorporated herein by reference).

*	Filed herewith